BY-LAW NO. 2

A by-law to amend By-law No. 1 of

Medicure Inc. (the "**Corporation**")

BE IT ENACTED as a by-law of the Corporation as follows:

1. Section 7.04 of By-law No. 1 of the Corporation is hereby repealed in its entirety and replaced with the following provision:

   "Surrender of Certificates – In the case of shares represented by a certificate, no transfer shall be recorded unless or until the certificate representing the shares to be transferred has been surrendered and cancelled."

2. Section 7.05 of By-law No. 1 of the Corporation is hereby repealed in its entirety and replaced with the following provision:

   "Evidence of Ownership of Shares - Every shareholder is entitled at their option to a share certificate or a non-transferable written acknowledgment of their right to obtain such a share certificate from the Corporation in respect of the shares held by them. To the extent that the shares are represented by share certificates, the share certificates shall, subject to compliance with the Act, be in such form as the board may from time to time by resolution approve and such share certificates shall be signed by any two officers holding office at the time of signing notwithstanding any change in the persons holding said offices between the time of actual signing and the issuance of the certificates, provided that if the Corporation shall have only one officer or if one individual shall hold all offices, share certificates shall be signed by such sole officer or individual. Certificates so signed shall be valid and binding upon the Corporation. Where the Corporation has appointed a transfer or a branch transfer agent, the signature of all officers maybe engraved, lithographed or otherwise mechanically reproduced upon certificates for shares in the capital of the Corporation, and when counter-signed by or on behalf of a transfer agent or a branch transfer agent of the Corporation, certificates so signed shall be deemed to have been manually signed by the officer or officers of the Corporation whose signature or signatures are so engraved, lithographed or otherwise mechanically reproduced thereon and shall be as valid to all intents and purposes as if they had been manually signed."

ENACTED as a by-law of the Corporation this 25 day of October, 2007.

AS WITNESS the corporate seal of the Corporation.

President

Secretary